Exhibit 5.3

[REINHART BOERNER VAN DEUREN s.c. LETTERHEAD]

May 5, 2010

Diversey, Inc.

8310 16th Street

P.O. Box 902

Sturtevant, WI 53204

Dear Ladies/Gentlemen:

We have acted as local Wisconsin counsel to JD Polymer, LLC, a Wisconsin limited liability company (the “Wisconsin Guarantor”), in connection with the Registration Statement on Form S-4 (Registration No. 333-165891) to which this opinion has been filed as an exhibit (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of 8.25% Senior Notes due 2019 (the Exchange Notes”) of Diversey, Inc., a Delaware corporation (the “Company”), for an equal principal amount of 8.25% Senior Notes due 2019 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 24, 2009 (as it may be amended or supplemented, the “Indenture”) by and among the Company, the Wisconsin Guarantor, the other guarantors party thereto (each, an “Other Guarantor” and collectively, the “Other Guarantors,” such Other Guarantors together with the Wisconsin Guarantor, the “Subsidiary Guarantors”) and Wilmington Trust FSB, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.

In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. As to various questions of fact material to our opinion, we have, without investigation, relied upon certificates of officers of the Wisconsin Guarantor. In addition, we have assumed, without investigation, verification or inquiry, that the Trustee has duly authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Subsidiary Guarantee of the Exchange Notes (the “Exchange Guarantee”) of the Wisconsin Guarantor, when it is delivered in exchange for the Subsidiary Guarantee of the Outstanding Notes of the Wisconsin

Diversey, Inc.

May 5, 2010

Guarantor in accordance with the terms of the Exchange Offer, will be validly issued by the Wisconsin Guarantor and will constitute a legal, valid and binding obligation of the Wisconsin Guarantor.

We are only admitted and qualified to practice law in the State of Wisconsin. Therefore, in rendering the opinion expressed in the foregoing paragraph above, we have relied solely upon the opinion of Jones Day, a copy of which has been filed as Exhibit 5.1 to the Registration Statement, with respect to matters relating to the Company and the Guarantors governed by laws other than the laws of the State of Wisconsin as set forth in such Exhibit 5.1.

The foregoing opinion is limited by:

A. Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally; and

B. General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies; concepts of materiality, good faith and fair dealing and the discretion of the court before which any proceeding may be brought.

The opinion expressed herein is limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply; provided, however, we express no opinion regarding any securities laws, rules or regulations of the State of Wisconsin or the United States of America. We express no opinion regarding the laws of any other jurisdiction. This opinion is given as of the date hereof, is intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinion rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion contains only expressions of professional judgment regarding the legal matters addressed herein and is not a guarantee that a court would reach any particular result. This opinion is rendered only to the above addressee and is solely for its benefit in connection with the Registration Statement. Except for Jones Day (for the purposes described below) and any investor in the Outstanding Notes or the Exchange Notes, this opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

Diversey, Inc.

May 5, 2010

We hereby consent to the reliance by Jones Day upon the opinions expressed herein for purposes of any opinions being delivered by Jones Day filed as Exhibit 5.1 to the Registration Statement. We also hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

/s/ REINHART BOERNER VAN DEUREN s.c.